Exhibit 99

For Immediate Release

Artesyn Contacts:
Richard Thompson	Richard Leland
Chief Financial Officer	Director, Investor Relations
(561) 451-1000	(561) 451-1028

ARTESYN INITIATES GLOBAL RESTRUCTURING PROGRAM
DESIGNED TO SIGNIFICANTLY LOWER OPERATING COSTS

■	Approximately 400 positions impacted globally
■	Expected total charges of approximately $40 million
■	Estimated annual savings of $35 million versus current cost structure

BOCA RATON, Fla. – December 19, 2002 — Artesyn Technologies, Inc. (NASDAQ NM:ATSN) today announced a series of global cost reduction initiatives. These actions include the closure of the company’s manufacturing facility in Ireland, as well as additional headcount reductions. When fully implemented, these and other actions are designed to produce approximately $35 million in annual cost savings.

The Youghal, Ireland facility is primarily engaged in manufacturing power supplies for the telecommunications market. Closure of the facility is expected to be complete by September 2003, with affected production moved to the company’s lower-cost manufacturing locations in Hungary and China. Approximately 160 employees will be impacted by this action. The company will continue to maintain an engineering and customer support center in Ireland to support the sale and design of products for the telecommunications market.

Included in these initiatives is a streamlining of the company’s commercial, manufacturing and administrative staff functions globally. As part of these efforts, the company will move its magnetic core production from Hungary to China during the second quarter of 2003. This transfer and other headcount reductions will affect approximately 225 additional employees. Artesyn will have approximately 4,300 employees remaining after these actions.

“Since the beginning of the market slowdown, we have implemented a series of initiatives to improve the financial and competitive position of the company,” commented Artesyn’s President and CEO, Joseph M. O’Donnell. “These actions are the next step in that process, as we shift our focus from a cash strategy to a cash and break-even focus. Our objective is to ensure that Artesyn is well positioned to benefit from the rebound in our end-markets.”

“We believe these actions are some of the final building blocks in helping us reach this goal,” continued O’Donnell. “By following our customers and centralizing production in low cost areas such as Hungary and China, we gain not only cost advantages but the ability to leverage additional investments in manufacturing technology and process improvements. When fully implemented, these actions are expected to provide an estimated $35 million in annual savings versus our current cost profile. Importantly, we also believe that it will enable us to be break-even on approximately $85 to $90 million in quarterly revenue.”

The company has also recently evaluated and restructured its global sales and marketing organization in order to more closely align with emerging customer trends. The process began in June 2001, with the consolidation of the power business into two market-focused groups. This market-focus strategy is designed to provide greater emphasis on targeting high-growth opportunities with industry-leading customers. As a further evolution of this strategy, the company recently established a third commercial group to focus on expanding sales and design opportunities with emerging communications and contract manufacturing customers. These customer segments have not been a significant area of focus for Artesyn, yet represent an important future growth opportunity. By establishing a separate commercial division with a dedicated sales organization and engineering function, the company plans to expand its customer base and revenue in these segments.

The restructuring actions are expected to generate a pre-tax restructuring charge of approximately $21 million, a majority of which will be recorded in the fourth quarter of 2002. This charge relates primarily to employee severance, disposition of assets, facility consolidations and transfer of equipment and inventory. The cash component of this charge is estimated to be approximately $17 million. Separately, in response to industry trends toward shorter product lifecycles and other factors, the company expects to refine its methodology related to excess and obsolete inventory reserves. As a result, the company expects to record a $16 million pre-tax, non-cash charge to provide an inventory reserve primarily for inventories in excess of 12 months demand. This charge will be fully recorded in the fourth quarter of 2002.

Artesyn also announced that in connection with the restructuring actions, it has negotiated an amendment to the company’s senior credit facility. Among the terms of the amended agreement, the earnings covenant test has been eliminated and the total commitment was reduced to $40 million. The facility is scheduled to expire on March 31, 2004 and the company is continuing to evaluate alternative financing options. The company has reduced borrowings under the facility to approximately $25 million and expects that cash on hand at the end of December 2002 will be approximately $60 million.

Artesyn Technologies, Inc., headquartered in Boca Raton, Florida, is a leading provider of advanced power conversion equipment and real-time subsystems to the communications industry. With one of the broadest portfolios of power products available, Artesyn offers customers a wide range of high efficiency AC/DC power supplies, as well as advanced DC/DC and Point-of-Load converters for distributed power architectures. Artesyn’s line of WAN interfaces, CPU boards, DSP solutions and protocol stacks are also at work in many of today’s leading Teledatacom™ networks. For more information about Artesyn Technologies and its products, please visit the company’s web site at http://www.artesyn.com.

This release may contain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve certain risks and uncertainties. Readers are cautioned that these forward-looking statements may differ materially from actual future events or results. Readers are referred to the documents periodically filed by Artesyn with the Securities and Exchange Commission, specifically the most recent reports on Forms 10-K and 10-Q, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements. These factors include, but are not limited to, fluctuations in end-market demand, integration of operations and technology, market acceptance of existing and new products, dependence on and volatility of foreign sales, the potential for fluctuations in operating results, changes in accounting rules or principles and general technological changes which may render our existing products obsolete. Any forward-looking statement made in this release is made as of the date of this release and Artesyn assumes no obligation to update any such forward-looking statement.